Exhibit 10.1

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”), made effective as of this 10th day of May, 2007 (the “Agreement Date”), by and among STAR TOBACCO, INC., a Virginia corporation whose address is 16 South Market Street, Petersburg, Virginia 23803 (“Licensor”), STAR SCIENTIFIC, INC., a Delaware corporation whose address is 16 South Market Street, Petersburg, Virginia 23803 (“Star”) and TANTUS TOBACCO LLC, a Kentucky limited liability company whose address is P.O. Box 1030, Jamestown, Kentucky 42629 (“Licensee”).

W I T N E S S E T H:

WHEREAS, Licensor is in the business of manufacturing, distributing and selling cigarettes;

WHEREAS, Licensor and Star are owners of certain trademarks used in connection with Licensor’s business of manufacturing, selling and promoting cigarettes;

WHEREAS, Star is the sole shareholder of Licensor;

WHEREAS, Licensor and Star desire to license to Licensee and Licensee desires to license from Licensor and Star certain trademarks of Licensor and Star used in connection with the manufacture, distribution or sale of cigarettes, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, the parties desire to enter into certain other agreements related to such license.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration flowing between the parties hereto, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

For purposes of this Agreement, the following terms and variations thereof shall have the meanings specified or referred to in this Article I except to the extent the context requires otherwise:

(a) “Agreement” shall have the meaning set forth in the preamble.

(b) “Agreement Date” shall have the meaning set forth in the preamble.

(c) “Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

(d) “Cigarette Field” shall mean the business of manufacturing, selling and promoting cigarettes.

(e) “Cigarette Inventory” means the number of cases of finished cigarettes under the Trademarks located in Licensor’s bonded warehouse as of the Effective Date, which shall include any cases of finished cigarettes manufactured by Licensor at the written request of Licensee subsequent to the Agreement Date and prior to the Effective Date. Licensor shall use commercially reasonable efforts to accommodate Licensee’s requests with respect to the total number of cases, the total number of cases under each of the Trademarks, the styles and other matters with respect to finished cigarettes in Licensor’s warehouse on the Effective Date; provided, however, such number of cases of finished cigarettes shall not to be less than 2,000 cases nor more than 8,000 cases.

(f) “Cigarette Inventory Portion” shall have the meaning set forth in Section 2(b)(v)(A).

(g) “Cooperative Marketing Plan” shall have the meaning set forth in Section 2(b)(vi).

(h) “Damages” shall have the meaning set forth in Section 6(a).

(i) “Effective Date” shall mean the first business day which is more than thirty (30) calendar days after the Agreement Date.

(j) “Equipment” shall have the meaning set forth in Section 2(b)(viii).

(k) “Hard Tobacco Products” shall have the meaning set forth in Section 2(b)(vi).

(l) “Licensed Products” means the Cigarette Inventory and any cigarette products produced by or for Licensee under the Trademarks.

(m) “Licensee Indemnified Persons” shall have the meaning set forth in Section 6(a).

(n) “Licensor Indemnified Persons” shall have the meaning set forth in Section 6(b).

(o) “Lien” shall mean any mortgage, pledge, lien, conditional or installment sale agreement, encumbrance, covenants, conditions, restrictions, charge or other claim or interest of third parties of any kind.

(p) “Monthly Payment” shall have the meaning set forth in Section 3(b).

(q) “MSA” shall mean the Master Tobacco Settlement Agreement by and among the settling state officials (on behalf of their respective settling states) and the participating manufacturers to settle and resolve with finality all released claims against the participating manufacturers and related entities.

(r) “Party” and “Parties” shall mean Licensor, Licensee and Star.

(s) “Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any governmental entity.

(t) “Sales Force Member” shall mean those employees and consultants listed on Schedule II hereto; provided, however, the Parties agree that any such person listed on Schedule II not offered employment with or the opportunity to consult for Licensee prior to the end of the thirty (30) calendar days following the Effective Date shall not be considered a “Sales Force Member”. No later than three (3) business days following the end of such thirty (30) calendar day period, the Licensee will provide the Licensor with a list of any Sales Force Member who was not offered employment with or the opportunity to consult for Licensee.

(u) “Term” shall mean the period beginning on the Agreement Date of this Agreement and ending as set forth in Section 5 and shall include the initial term and each renewal term, if any.

(v) “Trademarks” shall mean the registered trademarks GSmoke®, Sport® and Main Street® as further described on Exhibit A hereto.

(w) “TTB” shall mean the Alcohol and Tobacco Tax and Trade Bureau.

(x) “Variance” shall have the meaning set forth in Section 2(b)(v).

2.	License.

(a) Exclusive License.

(i) Subject to the terms and conditions of this Agreement, Licensor and Star each hereby grant to Licensee an exclusive license in the Cigarette Field beginning on the Effective Date throughout the duration of the Term in the United States and throughout the world (to the extent that Licensor or Star has rights outside the United States) to use and exploit the Trademarks, including, without limitation, the exclusive right in the Cigarette Field to: (a) use the Trademarks in marketing, advertising, promotion, and public relations activities; (b) reproduce, distribute, prepare modifications and derivative works of, publicly display, and transmit the Trademarks for purposes of exercising the rights granted under this Agreement; (c) use the Trademarks in connection with manufacturing, or having others manufacture for Licensee, or selling, or having others sell for Licensee, or promoting, or having others promote for Licensee, the Licensed Products; and (d) bring, maintain and benefit from actions for trademark infringement and related claims. For the sake of clarity, and without limiting the rights of Licensee, to the extent Licensee sells the Licensed Products to third parties, the preceding provisions permit such third parties to sell such purchased Licensed Products into the stream of commerce and promote the Licensed Products by way of signage or advertisement bearing the Trademarks. Notwithstanding the foregoing, this Section 2(a)(i) shall not prohibit the manufacture for Licensee or sale to Licensee of the Cigarette Inventory by Licensor nor shall it constitute an infringement of Licensee’s exclusive license for Licensor to manufacture the Cigarette Inventory for Licensee or sell the Cigarette Inventory to Licensee. Except for manufacture and sale of Cigarette Inventory to Licensee, neither the Licensor nor Star shall have any right after the Effective Date to use the Trademarks in connection with the Cigarette Field without Licensee’s prior written consent.

(ii) In connection with the use of the Trademarks, Licensee shall not in any manner represent that it has any ownership in the Trademarks, and Licensee acknowledges that use of the Trademarks shall not create in Licensee’s favor any right, title or interest in or to the Trademarks, except as provided under this Agreement. Licensee recognizes and acknowledges that all right, title and interest in the Trademarks, including but not limited to the goodwill associated with the Trademarks, is and shall remain the property of Licensor or Star, as applicable.

(iii) When using the Trademarks, Licensee shall use commercially reasonable efforts to comply with all applicable laws pertaining to the Trademarks, including, but not limited to, compliance with notice and marking requirements, to the extent that failure to comply with such laws would result in any material loss of Licensor’s or Star’s rights with respect to the Trademarks.

(iv) If Licensor reasonably determines that Licensee is using the Trademarks in a manner which is not compliant with the standards set forth herein or otherwise is likely to injure the goodwill and reputation associated with the Trademarks, Licensee will use commercially reasonable efforts to comply with such reasonable guidelines as may thereafter be reasonably set by Licensor to preserve the goodwill and reputation associated with the Trademarks or cease to use the Trademarks in connection with the offending materials or promotions.

(v) Licensor or Star, as applicable, shall maintain the United States registrations of the Trademarks throughout the Term at Licensor’s sole cost. Upon Licensee’s request from time to time and at Licensee’s cost, Licensor or Star, as applicable, shall promptly register and maintain the registration of any of the Trademarks in each jurisdiction requested by Licensee outside the United States in which the Trademarks are eligible for registration. With respect to the United States Trademarks or any of the Trademarks subsequently registered in additional jurisdictions pursuant to the preceding sentence, in the event Licensor and/or Star fail to take action necessary to maintain such trademarks prior to thirty (30) calendar days of such required maintenance event, after written notice to Licensor and/or Star (as applicable) of such non-action, Licensor and/or Star (as applicable) hereby agree to promptly provide Licensee power of attorney to permit Licensee to take such action necessary to maintain the registration of the Trademarks in the United States or in other jurisdictions, and if such power of attorney is not provided or if such required maintenance action is not taken within three (3) calendar days of such written notice, then this Section 2(a)(v) shall act as a power of attorney to permit Licensee to take such action necessary to maintain the registration of the Trademarks in the United States or in other jurisdictions, however, in no event shall such power of attorney remain in effect beyond each such maintenance event. In the event that Licensee is required to take action under this Section 2(a)(v) with respect to United States Trademarks, such action shall be at the cost of Licensor and/or Star (as applicable), including reasonable attorney’s fees.

(vi) Licensee agrees to take all commercially reasonable action from time to time requested by Licensor and Star with respect to the marketing of the Trademarks or the registration, renewal or evidence of use of the Trademarks that is necessary to protect Licensor’s and Star’s rights in the Trademarks, including, without limitation, (i) providing affidavits of Licensee’s rights and continued use of the Trademarks in United States commerce as reasonably requested by Licensor or Star and (ii) to the extent necessary to protect Licensor’s or Star’s rights in the Trademarks, as applicable, affixing on Licensed Products and materials used in the advertising, packaging, sale and distribution thereof all notices required under applicable law or reasonably requested by either Licensor or Star, including the use of symbols ® and ™ as appropriate, and (iii) to provide any other reasonable notice requested by Licensor or Star on Licensed Products using the Trademarks.

(b) Other Rights, Obligations and Covenants.

(i) Expenses. Except as otherwise provided on this Agreement, each of the Parties shall be responsible for and shall pay all of its own expenses incurred in connection with this Agreement and with the transactions contemplated hereby, including, without limitation, all legal fees and other expenses incident to the negotiation and preparation of this Agreement.

(ii) Further Assurances. On and after the Agreement Date, each Party hereto shall take such other action and execute such other documents as may be reasonably requested by the other Party hereto from time to time to effectuate, confirm or document the transactions contemplated hereby in accordance with the terms of this Agreement.

(iii) Non-Solicitation of Sales Force.

(A) For a period of twenty-four (24) months following the Effective Date, Licensor and Star each agree that neither Licensor nor Star will, directly or indirectly, induce or attempt to induce any Sales Force Member to leave the employ of or terminate his, her or its employment or contractual relationship with Licensee.

(B) For a period of twelve (12) months following the Effective Date, Licensor and Star each agree that neither Licensor nor Star will, directly or indirectly, employ, rehire or attempt to rehire any Sales Force Member.

(C) Notwithstanding the foregoing, in the event the this Agreement is terminated prior to the Effective Date, other than as a result of a material breach of the Agreement by Licensor or Star, then the provisions of this Section 2(b)(iii) shall in no way prohibit Licensor or Star from employing, hiring or attempting to hire (as an employee, consultant or otherwise) any Sales Force Member.

(D) Licensor and Star represent and agree that Licensee shall not have any duty to either offer employment or any other contractual relationship to any Sales Force Member or any other Person or to offer any particular compensation or benefits to any Sales Force Member or any other Person.

(iv) Sale of Cigarettes in MSA States. Licensee agrees not to sell any of the Cigarette Inventory in a state that is a participant in the MSA or knowingly sell to any Person who intends to sell the Cigarette Inventory in a state that is a participant to the MSA. Licensee further agrees that for one (1) year following the Effective Date, Licensee shall not sell or market cigarettes under the Trademarks in any state that is a participant in the MSA nor shall Licensee seek certification of cigarettes under the Trademarks for sale in any state that is a participant in the MSA.

(v) Manufacture of Product. The Parties acknowledge and agree that the execution of this Agreement establishes a binding obligation of Licensee to purchase the Cigarette Inventory and that Licensee shall pay Licensor in accordance with the the manner set forth in Section 2(b)(v)(D), One Hundred Twenty Dollars ($120.00) for each case of finished cigarettes constituting the Cigarette Inventory. Immediately following the execution of this Agreement, the Parties agree to use their best efforts and cooperate to secure a variance from the TTB (the “Variance”) to permit the Cigarette Inventory to be shipped from Licensor to Licensee in bond.

(A) Licensor agrees (i) to store the Cigarette Inventory for as long as requested by Licensee, but in any event not to exceed two (2) months following the Effective Date and (ii) from time to time to promptly ship all or a portion of the Cigarette Inventory designated in writing by Licensee (each a “Cigarette Inventory Portion”) from the loading dock of Licensor to the destination or destinations designated in writing by Licensee. Licensee shall be responsible for the third-party shipping costs required to ship Cigarette Inventory from Licensor’s loading dock at Licensor’s Petersburg, Virginia factory to the destination or destinations designated in writing by Licensee. If the Variance is not obtained, Licensee shall pay Licensor by wire transfer (i) at least two (2) business days preceding the applicable due date, the $3.90 per carton federal excise tax that Licensor will owe the National Revenue Center on the Cigarette Inventory Portion and (ii) at least five (5) business days preceding the applicable due date, the per carton cost (currently approximately $0.48 per carton) Licensor will owe the United States Federal Government on the Cigarette Inventory Portion pursuant to the United States Department of Agriculture’s Tobacco Transition Payment Program (the tobacco buy-out). Licensee acknowledges that such federal excise tax and payments associated with the tobacco buy-out are due on a bi-monthly and quarterly basis, respectively.

(B) After all of the Cigarette Inventory has been shipped to Licensee or Licensee’s designee pursuant to this Section 2(b)(v), and provided that Licensee shall have obtained an approved FTC Labeling Plan that would permit Licensee to manufacture the cigarettes under its TTB manufacturing license, if requested by Licensee, Licensor agrees to enter into good faith negotiations with Licensee with respect to establishing an agreement whereby Licensor would act as a contract manufacturer of cigarettes for Licensee under such terms as shall be determined at such later date.

(C) After the Effective Date, Licensor and Licensee hereby agree to cooperate in good faith to facilitate Licensee’s ability to manufacture and distribute cigarettes under the Trademarks. Such cooperation, includes granting Licensee the exclusive right to claim ownership of, remove and use certain dated machinery set forth on Schedule III hereto owned by Licensor and used in the manufacture of cigarettes, which right (exclusive or otherwise) shall expire with respect to any such machinery not removed on a date that is twenty four (24) months from the Effective Date. For the sake of clarity, any such cooperative efforts pursuant to this Section 2(b)(v)(C) shall be at the sole cost and expense of Licensee with respect to any requests for assistance by Licensee relating to the machinery.

(D) Upon Licensor’s shipment of the Cigarette Inventory or any Cigarette Inventory Portion to Licensee or Licensee’s designee pursuant to this Section 2(b)(v), except with respect to certain taxes and buy-out costs set forth in Section 2(b)(v)(A), Licensee shall compensate Licensor in full by wire transfer for the Cigarette Inventory or any Cigarette Inventory Portion (as the case may be) within five (5) business days of shipment thereof.

(vi) Cooperative Marketing Agreement. Immediately following the execution of this Agreement, Star and David Dean, an employee of Star, each agree to use commercially reasonable efforts to work with Licensee and Licensee agrees to use its commercially reasonable efforts to work with Star and David Dean to develop and implement a cooperative marketing plan (the “Cooperative Marketing Plan”) to be implemented as soon as possible after the Agreement Date. The Cooperative Marketing Plan is intended to utilize Licensee’s sales forces (including any of the Sales Force Members employed by Licensee) to market and sell Licensor’s low-TSNA hard tobacco smokeless tobacco products that are currently sold under the name of Stonewall and Ariva (the “Hard Tobacco Products”). The Cooperative Marketing Plan shall be completely distinct and in addition to any marketing plan Licensee has with its sales force to market its cigarette products. The Cooperative Marketing Plan must fairly compensate

Licensee and contain compensation terms for Licensee and other terms acceptable to all parties. If the parties are unable to agree to the terms of a cooperative marketing plan prior to the Effective Date or thereafter, such failure to agree shall not be a basis for Licensor, Star or Licensee to terminate this Agreement or fail to perform the other transactions and obligations contemplated by this Agreement. The Parties each agree to be responsible for and to pay all of their own expenses incurred in connection with the negotiation of the Cooperative Marketing Plan. Licensee will not be responsible for any expenses of Licensor, Star or David Dean in connection with the negotiation of the Cooperative Marketing Plan. Neither Licensor, Star nor David Dean will be responsible for any expenses of Licensee in connection with the negotiation of the Cooperative Marketing Plan.

(vii) Assumption of Certain Consultancy Agreement. Star has retained the consultant set forth on Schedule I hereto, upon the terms set forth thereon, to represent its interest in the State of Texas during the current legislative session which runs through June 2007 (the “Texas Lobbyist”), and, upon the mutual agreement of the Texas Lobbyist, Star does hereby assign, transfer and convey to Licensee and Licensee does hereby accept and assume, all of Star’s rights and obligations (but such assumption is only to the extent of the obligation to pay $7,500) under the terms of the consultancy agreement (which has been explained to Licensee) with the Texas Lobbyist for the month of June 2007. Star represents the only obligation assumed by Licensee pursuant to this part (vii) is the obligation to pay $7,500 to the Texas Lobbyist and Licensee shall not have any obligation or liability in connection with such consultancy agreement other than the obligation to pay $7,500.

3.	Payment.

(a) Licensee shall pay Licensor Six Hundred Thousand Dollars ($600,000) by wire transfer on the Agreement Date in connection with the rights and license of the Trademarks and the other rights granted to Licensee under this Agreement.

(b) Licensee shall pay Licensor One Hundred Thousand Dollars ($100,000) for twenty-four (24) consecutive months on or before each of the twenty-four (24) consecutive monthly anniversaries of the Effective Date commencing on the first monthly anniversary of the Effective Date, or if any such monthly anniversary is not a business day, on the first business day following such monthly anniversary of the Effective Date, in each case by wire transfer. On or before each monthly anniversary of the Effective Date beginning twenty-six (26) months after the Effective Date, Licensee shall pay Licensor Three Thousand Dollars ($3,000) by wire transfer upon each monthly anniversary of the Effective Date thereafter for the duration of the Term, or if any such monthly anniversary is not a business day, on the first business day following such monthly anniversary of the Effective Date, in each case by wire transfer (each such monthly payment of $100,000 or $3,000, as applicable, a “Monthly Payment”).

4.	Representations and Warranties.

(a) Representations and Warranties of Licensor and Star. As a material inducement to Licensee entering into and performing this Agreement, Licensor represents, warrants and covenants that:

(i) Licensor and Star are each a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, and each has full corporate power and authority to conduct its business as it is now being conducted, to own and use its assets, to enter into, deliver and perform this Agreement and any agreement or instrument executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby. Star is the sole shareholder of Licensor.

(ii) Licensor’s and Star’s execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly authorized by all requisite corporate action by Licensor and by Star. This Agreement has been duly executed and delivered by each of Licensor and Star, and this Agreement constitutes each of Licensor’s and Star’s legal, valid and binding obligation and is enforceable against Licensor and against Star in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(iii) The execution, delivery and performance of this Agreement does not and will not (i) contravene, conflict with, or result in a violation of any provision of the Articles of Incorporation, Bylaws or other governing document of Licensor or of Star, (ii) contravene or conflict with, or result in a breach of, any agreement, contract or arrangement between Licensor and any other Person or between Star and any other Person or which would materially adversely affect the transactions contemplated hereby, (iii) result in the creation of a lien, charge, security interest, right, or claim of another, to the Trademarks, Cigarette Inventory or Equipment, (iv) result in the violation by Licensor or by Star of any law, rule or regulation applicable to Licensor or Star or the Trademarks or the Cigarette Inventory or the Equipment, or (v) require the approval, consent or authorization of any federal, state or local governmental authority or any other Person.

(iv) To the best of Licensor’s and Star’s knowledge, the historical cigarette shipment data attached hereto as Exhibit B is accurate in all material respects as of the Agreement Date.

(v) Licensor or Star owns all right, title and interest in the Trademarks and owns, and until ownership is claimed by Licensee will own, the machinery set forth on Schedule III hereto, free and clear of any Liens or other adverse claims or interests. Each Trademark has been registered with the United States Patent and Trademark Office, is currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), is valid and enforceable and is not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. The documents attached hereto as Exhibit A include a complete description of all registrations of the Trademarks made by Licensor and Star in any jurisdiction. None of the Trademarks has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to the knowledge of Licensor or Star, no such action is threatened with respect to any of the Trademarks. Neither Licensor nor Star has knowledge or any reason to believe (A) there is any confusingly similar trademark or any trademark application for any confusingly similar trademark of any other Person, (B) that any of the Trademarks is infringed or has been challenged or threatened in any way, or (C) that any of the Trademarks infringe or have been alleged to infringe any trade name, trademark or service mark of any other Person. Neither Licensor nor Star has entered into any contract relating to the use or right to the use of the Trademarks in the Cigarette Field.

(vi) As of the date hereof, there is no pending, or to the knowledge of Licensor and Star, threatened (whether written, oral or otherwise) claim, action or proceeding against Licensor or Star contesting or questioning the validity of the Trademarks, or the right of Licensor or Star to own, sell, license of use the Trademarks, or asserting that any other Person has any claim of legal or beneficial ownership with respect thereto.

(vii) Neither Licensor nor Star have provided and neither of them will provide any Party or Person other than Licensee with any rights in connection with or arising out of the Trademarks.

(viii) Licensor and Star each has the right to grant to Licensee a license to use the Trademarks and all other rights provided for in this Agreement, and neither Licensor nor Star have entered into any arrangement or understanding or shall do any act which might in any way inhibit, restrict or impair the free and unrestricted exercise of the rights by Licensee or which conflicts with Licensor’s or Star’s obligations under this Agreement.

(ix) At the moment the Cigarette Inventory (or each Cigarette Inventory Portion) leaves Licensor’s loading dock for delivery to Licensee (or Licensee’s designee), the Licensee will become the owner of the Cigarette Inventory and the Cigarette Inventory will (A) be free from defect or Lien and (B) be of the same quality and contain the same mix of ingredients as the cigarettes that have historically been manufactured and sold by Licensor under the applicable Trademark since January 1, 2006.

(x) Neither Licensor nor Star have employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of Licensor or Star to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

(xi) Licensor and Star hereby waive any claim and consent to the manufacture of cigarettes by Licensee, the contents of which are similar or identical to that of cigarettes historically manufactured by Licensor.

(b) Representations and Warranties of Licensee. As a material inducement to Licensor and Star entering into and performing this Agreement, Licensee represents, warrants and covenants that:

(i) Licensee is a limited liability company duly organized and validly existing in good standing under the laws of the Commonwealth of Kentucky and Licensee has full limited liability company power and authority to enter into, deliver and perform this Agreement and any agreement or instrument executed in connection herewith or delivered pursuant hereto and to consummate the transactions contemplated hereby.

(ii) Licensee’s execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith or delivered pursuant hereto have been duly authorized by all requisite limited liability company action by Licensee. This Agreement has been duly executed and delivered by Licensee, and this Agreement constitutes Licensee’s legal, valid and binding obligation and is enforceable against Licensee in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(iii) The execution, delivery and performance of this Agreement does not and will not (i) contravene, conflict with, or result in a violation of any provision of the articles of organization, operating agreement or other governing document of Licensee, (ii) contravene or conflict with, or result in a breach of, any agreement, contract or arrangement between Licensee and any other Person, (iii) result in the violation by Licensee of any law, rule or regulation applicable to Licensee or (iv) require the approval, consent or authorization of any federal, state or local governmental authority or any other Person.

(iv) Licensee has not employed or made any agreement with any broker, finder or similar agent or any Person or firm which will result in the obligation of Licensee to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

5.	Term and Termination.

(a) Term. The initial term of this Agreement shall commence upon the Agreement Date and shall continue in full force and effect for seven (7) years. Upon or prior to expiration of the initial term or any renewal term, the Licensee may elect to renew this Agreement for another seven (7) year renewal term in each such case for a monthly rate of Three Thousand Dollars ($3,000). The parties acknowledge that the Licensee’s right to renew this Agreement shall at Licensee’s option continue in perpetuity. Upon the expiration of the initial term or any renewal thereof at the request of Licensee, Licensor and Star hereby agree to negotiate in good faith a fully paid up license for the Trademarks with Licensee for such period or periods as Licensee may request.

(b) Termination. This Agreement may be terminated: (i) by the mutual written agreement of the Parties, (ii) by Licensor for Licensee’s failure to make a payment required by the terms hereof after Licensor’s giving Licensee written notice of the default and the opportunity to cure within the following forty five (45) day period following such written notice and failure of Licensee to make the delinquent payment referenced in such written notice during such forty five (45) day period, and (iii) by any Party in the event of any other material breach of this Agreement by any other Party after giving the breaching Party one hundred eighty (180) days prior written notice and opportunity to cure such material breach and failure by the breaching Party to cure, but only if the breaching Party does not use commercially reasonable efforts to discontinue the breach within such one hundred eighty day period. The foregoing provisions of this Section 5(b) fully reflect the only bases on which this Agreement or any Party’s rights hereunder may be terminated.

(c) Effect of Termination. In the event this Agreement is terminated pursuant to Section 5(b), Licensee’s license to use the Trademarks as set forth in Section 2(a) and Licensee’s obligation to make payments hereunder shall terminate; provided, that, if terminated by Licensee pursuant to 5(b)(iii), Licensee may continue to use the Trademarks on contents and materials produced by or for Licensee before such termination event. The provisions of Section 6 shall survive any termination or expiration of this Agreement.

6.	Indemnification.

(a) Indemnification by Licensor and Star. Licensor and Star, jointly and severally, will indemnify and hold harmless Licensee, and its representatives, members, employees or subsidiaries (each a “Licensee Indemnified Person” and collectively, the “Licensee Indemnified Persons”), and will reimburse the Licensee Indemnified Persons for any loss, liability, claim, judgment, cause of action, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising from or in connection with:

(i) any Breach of any representation or warranty made by Licensor or Star in (i) this Agreement (without giving effect to any supplement to the Schedules), (ii) the Schedules, (iii) the Exhibits, or (iv) any other certificate, document, writing or instrument delivered by Licensor or Star pursuant to this Agreement;

(ii) any Breach of any covenant or obligation of Licensor or Star in this Agreement or in any other certificate, document, writing or instrument delivered by Licensor or Star pursuant to this Agreement;

(iii) any brokerage or finder’s fees or commission or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Licensor or Star (or any Person acting on their behalf) in connection with any of the transactions contemplated by this Agreement;

(iv) except for the specific matters for which Licensor Indemnified Persons are entitled to Indemnification under Section 6(b)(iv), the Cigarette Inventory or any other product or component manufactured by or shipped, or any services provided by, Licensor, in whole or in part, prior to the Effective Date; or

(v) any third party claim of (a) infringement or (b) unfair competition or false advertising directly relating to and arising from the action that forms the basis of a claim of infringement, in each of (a) and (b) based on Licensee’s use of the Trademarks in accordance with the terms of the license herein.

(b) Indemnification and Reimbursement by Licensee. Licensee will indemnify and hold harmless Licensor and Star and any of their representatives, shareholders, employees or subsidiaries (collectively the “Licensor Indemnified Persons”), and will reimburse Licensor Indemnified Persons, for any Damages arising from or in connection with:

(i) any Breach of any representation or warranty made by Licensee in this Agreement or in any certificate, document, writing or instrument delivered by Licensee pursuant to this Agreement;

(ii) any Breach of any covenant or obligation of Licensee in this Agreement or in any other certificate, document, writing or instrument delivered by Licensee pursuant to this Agreement;

(iii) to the extent not involving the quality of the Cigarette Inventory (or any Cigarette Inventory Portion) that existed at the time of leaving the loading dock of Licensor or a Breach by Licensor or Star, any liability arising out of the sale, marketing, or distribution of the Cigarette Inventory by Licensee;

(iv) any obligation to make payments into MSA escrow accounts arising out of the sale and distribution in any MSA state by Licensee or any transferee from Licensee of either the Cigarette Inventory or other cigarette products (or product packaging) containing the Trademarks; and

(v) any brokerage or finder’s fees or commission or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Licensee (or any Person acting on its behalf) in connection with any of the transactions contemplated by this Agreement.

(c) Limitation on Indemnity. In no event shall Licensor and Star be responsible for Damages (i) from a breach of Licensor’s and/or Star’s representations and warranties contained in this Agreement or (ii) from a third party infringement claim, in each such case of (i) and (ii), in excess of One Million Dollars ($1,000,000). By way of example, if Licensee suffers $1.5 million in Damages from a breach by Licensor of its representations or warranties unrelated to a third party claim of infringement, and an additional $1.5 million in Damages from a third party infringement claim, Licensee’s recovery would be limited to $2 million. In no event shall Licensee be responsible for Damages from a breach of Licensee’s representations and warranties contained in this Agreement in excess of One Million Dollars ($1,000,000). In the event that the continued use of any one or all of the Trademarks is enjoined as a result of a third party infringement claim against the Parties, Licensee shall, in addition to the remedies provided herein, be entitled to a pro rata reduction of the then applicable Monthly Payment and a pro rata reduction of each subsequent Monthly Payment until such Licensee is entitled to use the Trademark or Trademarks in United States commerce. For the purposes of clarity and by way of example, in the event the use of only one of the Trademarks in United States commerce is enjoined, the then applicable Monthly Payment will be reduced by one third (1/3) for the remaining days of the payment period covered with respect to such Monthly Payment, and subsequent Monthly Payments will be reduced by one third (1/3) until Licensee is permitted to use such Trademark in United States commerce.

7.	Miscellaneous.

(a) Assignment. No Party may assign this Agreement without the prior written consent of the other Parties, which shall not unreasonably be withheld. Any attempted assignment or transfer, whether voluntary or by operation of law, made in contravention of the terms hereof shall be void and of no force and effect. Except as otherwise provided herein, this Agreement shall inure to the benefit of, and shall be binding upon, the Parties and permitted successors and assigns. Notwithstanding the foregoing, Licensor and Star shall have the ability to assign any of the Trademarks to each other without obtaining the consent of Licensee, provided that such assignment does not adversely impact Licensee’s rights hereunder.

(b) Independent Contractor. Nothing in this Agreement shall in any way be construed to constitute the Parties as the agent, employee or representative of the other. The Parties acknowledge that in performing their obligations under this Agreement it is an independent contractor, without any authority or right to act in the name of the other except as expressly provided herein. The Parties shall not have the authority to conclude contracts for, on behalf of, or in the name of any other Party, or otherwise to bind the other to any legal obligation or undertaking, or to represent to any third parties that it has such authority, or purport to attempt to exercise any such authority in violation of this Agreement. Except to the extent provided in this Agreement, neither the Parties, nor their employees (including its third party contractors), shall be entitled to any benefits provided by the other Parties to its employees.

(c) Notices. All notices, requests, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to be given on the date of delivery personally, on the next business day following the date sent by overnight courier or by deposit in the United States Mail, postage prepaid, by registered or certified mail, return receipt requested, to the address of each party set forth in the first paragraph of this Agreement or to such other address as a party shall designate by notice to the other party in accordance herewith. A copy of any notices, requests, demands or other communications required or permitted to be given or made to Licensee under this Agreement shall also be provided to R. David Lester, Esq., Stoll Keenon Ogden PLLC, 300 West Vine Street, Suite 2100, Lexington, KY 40507-1801, or such other Person or address as Licensee may designate.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts-of-laws principles that would require the application of any other law.

(e) Survival. Any provisions of this Agreement, which by their nature are intended to survive expiration or termination hereof, shall survive expiration or any termination of this Agreement.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

(g) Waivers. No waiver shall be effective unless it is in writing, signed by the Party against which the waiver is claimed. The failure of the Parties to require performance under any provision of this Agreement shall in no way affect the right of a Party to require full performance at any subsequent time, nor shall the waiver by either Party of a breach of any provision of this Agreement constitute a waiver of any succeeding breach of the same or any other provision.

(h) Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior representations, negotiations, writings, memoranda and agreements, either oral or written, with respect thereto.

(i) Amendment, Modification. No modification, variation, supplement or amendment of this Agreement shall be of any force unless it is in writing and has been signed by the Parties.

(j) Headings. Titles of sections and subsections are for convenience only and neither limit nor amplify the provisions of this Agreement.

(k) Severable. If any one or more provisions of the Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties agree to negotiate in good faith, in order to replace the invalid provisions with valid provisions that conform as closely as possible to the economic and commercial intent of the invalid provisions.

(l) Force Majeure. None of the Parties shall be liable to the others for delays or failures in performance under this Agreement due to acts of God, governmental authority or public enemy, fire, flood, strike, labor disturbance, epidemic, war, riot, civil disturbance, power failure, embargo, shortages in materials, components or services, boycotts, transportation delays or any other cause beyond the control of the Party claiming force majeure.

(m) No Third Party Rights. Nothing in this Agreement shall give rise to any rights in any person or entity that is not a Party to this Agreement.

(n) Usage. In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any gender includes each other gender; (iii) reference to any legal requirement means such legal requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any legal requirement means that provision of such legal requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (iv) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (v) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vi) “or” is used in the inclusive sense of “and/or”; (vii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding” and (viii) any reference to “case” means a case of cigarettes which includes sixty (60) cartons, any reference to “carton” means a carton of cigarettes which includes ten (10) packs and any reference to “packs” means a package with twenty (20) cigarettes.

(o) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives on this the day and year first above written.

“LICENSOR”		“STAR”

STAR TOBACCO, INC., a Virginia corporation		STAR SCIENTIFIC, INC., a Delaware corporation

By:	/s/ Paul H. Lamb, III	By:	/s/ Paul L. Perito
Name:	Paul H. Lamb, III	Name:	Paul L. Perito
Title:	President	Title:	President, Chairman and Chief Operating Officer

“LICENSEE”

TANTUS TOBACCO, LLC, a Kentucky limited liability company

By:	/s/ Brian Cooper
Name:	Brian Cooper
Title:	Member